Exhibit 23(j)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 22, 2004 for OPTI-flex® DYNAMIC Fund (the “Fund”) in this Post-Effective Amendment, including the reference to our firm under the heading “Financial Highlights” in the Fund’s Prospectus.

/s/McCurdy & Associates CPA's, Inc.

Westlake, Ohio

April 28, 2004